                                                                   EXHIBIT 10.13


                                      INDEX

                                                               PAGE                PARAGRAPH

AGREEMENT.................................................       2                     2

ARBITRATION...............................................       5-6                   14-17

ATTENDANCE & PERSONAL DAY.................................       17                    74

BARGAINING UNIT WORK,
                  NON-PERFORMANCE OF......................       2                     6

BREAK AND LUNCH PERIOD....................................       14                    63-64

DEATH IN IMMEDIATE FAMILY.................................       15                    67

DISABILITY OPERATION ASSIGNMENT...........................       15                    66

DUES DEDUCTION, WEEKLY....................................       3                     8

EQUAL EMPLOYMENT OPPORTUNITY..............................       14                    62

GRIEVANCE PROCEDURE.......................................       4-5                   13

HOLIDAYS..................................................       17                    75-77

HOURS OF WORK.............................................       6                     19-20

JURY DUTY.................................................       16                    68

LAY-OFF...................................................       8-9                   27-33

LAY-OFF, DEFINITION OF....................................       8                     25-26

LEAVES OF ABSENCE.........................................       12-13                 48-56

MANAGEMENT RESPONSIBILITIES...............................       2                     5

MILITARY..................................................       14                    61

NO STRIKE - NO LOCKOUT....................................       6                     18

NOTIFICATION OF ADDRESS, TELEPHONE
         NUMBER AND MARITAL STATUS........................       10                    38

OCCUPATIONAL INJURY, ILLNESS
         OR ALLERGY.......................................       15                    65

OPENING STATEMENT.........................................       1                     1

                                      INDEX

                                                               PAGE                PARAGRAPH

OVERTIME..................................................    11-12                 45-47

PAY, RATES OF.............................................    19                    83-88

PAY, REPORT IN............................................    13                    59

PLANT VISITATION..........................................    3                     9

POSTING AND BIDDING OF OPEN JOBS..........................    10-11                 39-44

RECALL.....................................................   9-10                  34-37

RECOGNITION...............................................    2                     3-4

RETIREMENT................................................    18-19                 82

SANITATION, HEALTH AND SAFETY.............................    14                    60

SAVINGS AND SEPARABILITY CLAUSE...........................    19                    89

SENIORITY.................................................    6-7                   21-24

SHIFT ASSIGNMENT..........................................    16                    71

SHIFT PREMIUM.............................................    16                    69-70

TERMINATION AND RENEWAL...................................    20                    90

TRANSFER OF EMPLOYEES.....................................    13                    57-58

UNION REPRESENTATION......................................    3-4                   10-12

UNION SECURITY............................................    2                     7

VACATIONS.................................................    16                    72-73

WELFARE BENEFITS..........................................    17-18                 78-81

EXHIBIT "A"

LETTERS

                                OPENING STATEMENT

 1. Our goal is to establish Local 848 and Escalade Sports' working relationship as the standard of excellence. The employees of Escalade Sports recognize that the Company exists because of our customers and Escalade's success is dependent on meeting their expectations.

         Each employee must be committed to providing:

                  *        A quality product

                  *        At a cost that lets us compete with anyone

                  *        Delivered on time

                  *        With excellent customer and consumer service

         To achieve this commitment, each employee has the responsibility to:

                  *        Be dependable, dedicated and honest

                  *        Perform their work with pride, care and accuracy

                  *        Maintain a high level of output

                  *        Continually strive to find improvements

                  *        Be receptive to change

                  *        Help fellow employees do their job better

                  *        Have concern for the safety of self and others

                  *        Keep a positive attitude

                  *        Always show consideration and respect for others

                  *        Maintain open lines of communication.

         The parties to this Agreement recognize that the security of both are best achieved by mutually striving for efficient and profitable plant operations and the maintenance of harmonious relations between the parties.

                                    AGREEMENT

 2. This Agreement is entered into on May 1, 2000 by Indian Industries, Inc, dba Escalade Sports at its location presently at 817 Maxwell Ave., Evansville, Indiana, and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, and Local 848.

                                   RECOGNITION

 3. The Company agrees to recognize the Union as the exclusive bargaining agent with respect to wages, hours and other working conditions for its employees.

 4. The term "Employee" as in this Agreement shall include all production and maintenance employees of the Company employed at its Evansville, Indiana facility presently located at 817 Maxwell, Evansville, Indiana including group leaders, shipping clerks and plant clerical; excluding all office clerical employees, professional employees, guards and supervisors as defined in the act.

                           MANAGEMENT RESPONSIBILITIES

 5. The Company retains the right to operate, control and manage its business, and the supervision and direction of the employees in that business are and shall continue to be the exclusive right and responsibility of management. All of the rights of management, which are not restricted by a specific provision of this Agreement, are retained by the Company.

                     NON-PERFORMANCE OF BARGAINING UNIT WORK

 6. The Company agrees that management will not perform work customarily performed by employees except in emergencies, to instruct or train employees, to prepare samples, to replace an absent employee for whom a qualified replacement is not then available, to do developmental work on or to test equipment, products or methods, to take inventory, or when production difficulties arise or as a management trainee for an amount of time up to 80 hours.

                                 UNION SECURITY

 7. All present senior employees as well as new hires after completion of the (90) ninety day probationary period, as a condition of continued employment, will be covered by this Agreement and will maintain good standing membership in the Union by paying uniform initiation fee and membership dues.

                             WEEKLY DUES DEDUCTIONS

 8. After the completion of the probationary period, the Company will deduct the initiation fee and weekly dues upon receipt of the appropriate authorization form signed by the employee. All monies will be remitted to District 8, International Union, and to the Financial Secretary -Treasurer(s), Local 848, no later than five (5) business days after deduction. The Union will defend and indemnify the Company against any claim or suit arising out of Company action for dues or initiation fee deductions.

         The Company also agrees to provide for voluntary C.O.P.E. deductions and to remit the amounts deducted within 14 days of the end of each calendar quarter. The Union will be responsible for developing the deduction authorization form and handling both the initial enrollment and an annual enrollment. Except for new seniority employees who will be allowed to enroll upon hire, no new enrollments or changes to deduction amounts will be permitted other than at the annual enrollment, provided however that any enrolled employee may discontinue his deduction in its entirety at any time. The Union agrees to pay the company a one time amount of $100 for establishing the voluntary C.O.P.E. deduction program and a quarterly amount of $35 for on-going administrative costs.

                                PLANT VISITATION

 9. Appropriate Union Representative(s) are welcome at the Company to assist in the constructive resolution of issues.

                              UNION REPRESENTATION

10. The following areas will be represented by a designated Steward and plant Chief Steward.

         Archery, Customer Service:                              Depts. 200,604
         Pool:                                                   Dept.  400
         Receiving, Basketball, Powder Coat, Welding & Kit Area: Depts. 070,500,
                                                                        110,120
         Table Tennis, Press Shop, Paint Line:                   Depts. 100,300,
                                                                        305
         Shipping:                                               Dept.  095
         Maintenance, Mach.:                                     Depts. 80, 85

         Whenever a second or third shift is employed, there will be one Steward for each shift. An additional Steward will be added if more than thirty-five (35) are employed. No disciplinary actions shall be taken during overtime hours unless the District Steward is working and available if requested.

11. District Steward, Chief Steward, President and grievant (where applicable) shall be paid for time lost while participating in the steps of the Grievance procedure. President and Chief Steward will be allowed necessary in-house paid time off the job to help resolve issues and investigate grievances.

12. For continuity of Union leadership, the President, Chief Steward, and District Stewards will have top seniority on their then shift in their classification and district for layoff, bumping by other employees who are exercising shift preference, and recall from layoff only, provided they are capable of performing the available work with a minimum amount of training. The number of Union officials on the negotiation team will be limited to 2 in any classification, if more than 2, the junior(s) will be given options 90 days prior to the termination of the current contract. The employee(s) that vacate a job for this reason will receive the rate of pay of the job to which they are placed or their regular rate of pay whichever is higher. The vacated job shall be filled first by recall if anyone holds recall rights, or by temporary transfer. After the contract talks are concluded the employee(s) will be returned to the job vacated.

                               GRIEVANCE PROCEDURE

13.      To resolve issues an employee should:

         Step 1. Discuss the issue with their supervisor or appropriate management representative within five (5) working days from date the issue arose. The issue will be answered promptly and if settled at Step 1 will not set a precedent by either party.

         If a Union Steward is requested, the Steward will be allowed time to discuss the issue with the employee. If the issue is not settled at Step 1 then the issue will be reduced in writing and proceed to Step 2 within three (3) working days from the answer given at Step 1.

         Step 2. The Chief Steward, involved Union Steward, Company Representatives and employee, if requested, will meet within five (5) working days from the Step 2 appeal to resolve the issue.

         All facts will be provided by the parties to help understand and resolve the issue. The Company shall give its answer within five (5) working days of the Step 2 meeting. If the issue is not settled at Step 2 then within three (3) working days of the Step 2 answer it can be referred to Step 3.

         Step 3. The International Representative, President of the Union, Chief Steward, and employee, if requested, will meet with Company Representatives within ten (10) working days from the Step 2 answer. The Company shall give its answer within five (5) working days from the date of the Step 3 meeting. Any issue with respect to disciplinary suspension and/or discharge of a seniority employee shall start at Step
         3. A Union Steward or an officer of the Union is to be present at the time of disciplinary suspension and/or discharge, if available. If a Union Representative was not present, then the Company will notify the Union of such action within one (1) working day. Such issue shall be considered barred if not presented to the Company within three (3) working days of the meeting (if Union representation was present) or the date the Union was notified, whichever applies.

         Any of the times provided for throughout the issue resolution language may be extended in writing by mutual agreement. The term "working days" as used in the issue resolution procedure means Monday through Friday. An issue not appealed within the time limits shall be considered settled on the basis of the Company's last answer. If the Company fails to comply with any of the time limits herein, the grievance shall be resolved in favor of the Union.

                                   ARBITRATION

14. Any issue which is not settled in Step 3 of the issue resolution procedure may be submitted to an impartial arbitrator. Notice of intent to appeal any issue to an impartial arbitrator shall be filed in writing with the other party within fifteen (15) days after the final decision has been given by the Company in Step 3; otherwise, such grievance shall be considered settled on the basis of the decision so given. The fifteen (15) day period provided for in this paragraph will be extended an additional fifteen (15) days at the request of the Union. If such a request is made, there shall be no liability on the Company for back pay or any other liability for the fifteen (15) day extended period.

15. A panel of potential arbitrators will be obtained from the Federal Mediation and Conciliation Service. The Company or the Union may reject the panel in total within 15 working days and a new panel will be obtained from the F.M.C.S. Neither party may reject two consecutive panels.

         After a panel is approved by both the Company and the Union, the Company and the Union will meet within two weeks to select an arbitrator. The Company and Union will alternate in rejecting individual arbitrators from the list. The last arbitrator remaining will be utilized.

         If a single issue is involved in more than one unsettled grievance that has been appealed following step 3, all such grievances will be submitted together for determination by one arbitrator. Unsettled grievances involving multiple issues will not be submitted to a single arbitrator for a determination at one time unless otherwise agreed by the Company and the Union.

         The arbitrator will be requested to render a decision within fifteen calendar days after closing the proceeding and to send two copies of the signed decision to each of the parties. The decision of the arbitrator shall be final and binding on both parties.

         The losing party, as determined by the arbitrator, shall pay the arbitrator's fee and the cost of the hearing room. In cases of split decisions, as determined by the arbitrator, the Company and the Union shall share equally the arbitrator's fee and the cost of the hearing room.

16. The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement or any supplemental agreement.

17. The arbitrator will make a decision based upon the evidence submitted by both parties and where the arbitrator so decides, in cases where the employee was penalized by loss of working time, the Company will pay such employee's back wages computed on the basis of actual lost wages during the lost working time, less unemployment compensation and compensation from any other source, which such employee may have received during the period of separation from the payroll of the Company.

                              NO STRIKE-NO LOCKOUT

18. The Parties agree there will be no strike or lockout during the terms of this Agreement. Participation of any employee in a strike, slow down or work stoppage shall be grounds for disciplinary action up to and including discharge. No employee shall be required to cross a picket line at any work site other than at the Company's plant location.

                                  HOURS OF WORK

19. This paragraph defines the normal hours of work and shall not be construed as a guarantee of hours of work per day or per week. The normal work week will be Monday through Friday. The work shift shall normally consist of eight (8) hours of work plus an unpaid lunch period of thirty (30) minutes.

20.      The shifts are normally scheduled between the following hours:

         First Shift  -  7:00 A.M. -   3:30 P.M.
         Second Shift -  3:30 P.M. -  12:00 A.M.
         Third Shift  - 11:00 P.M. -   7:00 A.M.

         Except in the case of emergency or because of production requirements where the Company may pre-arrange a shift schedule for employees. In the case of a shift change for production requirements, the Company will give twenty-four (24) hour notice where possible.

                                    SENIORITY

21. There shall be a probationary period of ninety (90) days. The Company can extend the probationary period for an additional thirty (30) days for new employees initially hired into the machinist/maintenance classifications. Seniority will be plant wide at the end of the probationary period, except that a new seniority employee will not hold any classification until the earlier of:

         A) the completion of an additional ninety (90) days of service, or

         B) lay-off of all probationary employees.

22. If a seniority employee, who is laid off and whose seniority expires without being recalled, is rehired within one (1) year of his date of layoff, such employee's seniority will date from date of last hire prior to such rehire, and the probationary period will be waived. If a probationary employee, who is laid off before acquiring seniority, is rehired within one (1) year of his date of layoff, such employee's seniority will date from date of last hire prior to such rehire, and the probationary period previously served while on the active payroll will be credited. This paragraph does not apply to employment termination other than as specified in this paragraph.

23. When two (2) or more employees have the same hire date, their position on the seniority list shall be established alphabetically, A, B, C, etc. being the most senior; a later change in last name will not change an employee's seniority rank. Until such time as a new employee has acquired seniority rights, the new employee shall be considered a temporary employee with no seniority at the Company and shall have none of the rights, privileges, or benefits set out in this Agreement for seniority employees.

24. Seniority will be broken and employment shall be terminated for any one of the following reasons:

         (A)  Quit;

         (B) If an employee is absent from work without notifying the Company by the end of the second scheduled shift that they will be unable to report they will be considered as having quit;

         (C)  Discharge for just cause;

         (D) If an employee does not report to work by the start of the employee's next scheduled work shift after receiving notice of recall from layoff. An employee may delay his recall date for up to 5 working days from the date of receiving personal notification if they notify the Company within 24 hours of personally receiving recall notification from any source;

         (E) Failure to return from Leave of Absence as specified in paragraph 50; and,

         (F) If any employee is laid off for a period of time longer than provided in the following schedule for such employee's length of employment:

              Length of Employment                        Length of Layoff
              --------------------                        ----------------
              End of probation- up to 6 months               1 year
              Over 6 months - Length of employment           Three years

                              DEFINITION OF LAYOFF

25. The term layoff will mean a reduction of work force due to lack of production requirements. Changes or modifications in work schedules up to ten (10) working days due to temporary production stoppage as a result of, but not limited to, lack of usable materials, equipment failure, mechanical difficulties, process difficulties, acts of God, and the like, will not be considered a layoff for purposes of any paragraph of this Agreement. Company will advise the Chief Steward prior to any layoff being conducted.

26. The Company will assign inventory taking to employees on the basis of seniority if such employees are qualified to do the work.

                                     LAYOFF

27. In the event of a layoff, the Company will determine which classifications will be affected by the layoff. Once determined, the Company will layoff probationary employees first, then employees with the least amount of seniority in the affected classifications provided that employees remaining in such classification are qualified to perform the work efficiently with adequate training.

28. A seniority employee being laid off may at his option displace the least senior employee in:

         (A) A previously held and successfully performed job classification in Class 2 or 3 with same or lower rate of pay, or;

         (B) A previously held and successfully performed job classification in Class 2 or 3 with a higher rate of pay if held within the last five years, or;

         (C)  In a classification in Class 1.

29. A seniority employee may displace another employee if he has greater seniority. If the employee to be laid off cannot perform in the job displaced into, the employee will be considered disqualified. He shall then:

         (A)  Go to an open job previously bid but not filled or,

         (B) They will bump the least senior employee holding a Class 1 job that he/she has not been disqualified from.

30. Within a classification experiencing a lay-off, a seniority employee may volunteer to take a layoff in place of a less senior employee within the same classification. Additionally, a seniority employee being displaced in another classification may volunteer to take a layoff rather than displacing another employee in a different classification. In the case of all such voluntary layoffs, affected employees will only be recalled to their primary. If, prior to recall any such job is discontinued, the laid off employee will automatically be placed on regular layoff and will be recalled in the manner provided in paragraph 34. A seniority employee on voluntary layoff may request such status be changed to regular layoff provided such request is made to the Company in writing no less than three (3) work days prior to a recall which would provide such employee with recall rights to a classification other than his primary. An employee may change his voluntary layoff status to regular layoff status under this paragraph no more than one (1) time each thirty (30) days. If the Company has recalled all regular layoff employees and further recall is necessary, the least senior on voluntary layoff who is qualified to perform the work will be automatically placed on regular layoff and will be recalled.

31. During the administration of a layoff, the Company may temporarily transfer an employee to be laid off from a classification being reduced, for a period not to exceed three (3) working days.

32. It is agreed during periods of layoff and due to the nature of the Company's operations, the combination of job classifications is necessary and can be made. Where a job classification is combined with one or more other job classifications during a layoff, the Union will be notified and the most senior employee from among the several classifications involved who is qualified to perform the work will be assigned the temporarily combined job. The rate of pay for such temporarily combined job classification will be the highest standard rate of any such combined job classifications.

33. In an effort to insure continuity in production, employees may be retained from layoff up to ten (10) work-days for the sole purpose of training their replacement. When additional training time is required, it will be mutually agreed upon by the parties.

                                     RECALL

34.      Recall from layoff shall be conducted as follows:

         1. Employees in the plant to their primary by seniority unless a more senior employee is on voluntary layoff in which case he would be recalled first.

         2.       Then recall from outside the plant the most senior employee:

                  (A) To a previously held job (Class 2 or 3) within the past five (5) years, or

                  (B) To a job in Class 1.

         3.       Then if the job is still not filled it will be posted.

         4. If the jobs are not filled in this manner and senior employees are still on layoff, the most senior among them who is qualified to perform the work will be recalled to the open job, except as provided in paragraph 30 employees who have volunteered to take a layoff will only be recalled to their primary. Openings for skilled classifications will be filled by recall only from among seniority employees laid off from the affected skilled job classification. An employee on regular layoff who is recalled to a classification other than his primary may change his layoff status to voluntary and remain on layoff, provided that the last sentence of paragraph 30 is not applicable.

         In the event the Company is unable to reach an employee during layoff or recall the Company will place the unavailable employee into a job indicated by the employee's selection on a form provided by the Company. It will be the responsibility of the employee to change the selection form if their options change.

35. If all open positions are not filled in the affected job classification(s) in the manner provided in paragraph 34, the Company can fill the position in any way.

36. If an employee is recalled to a labor grade that results in a promotion this classification becomes their primary.

37. In lieu of layoff, an employee transferred into another job classification, may request such job classification as his new primary job classification provided he has demonstrated the ability to perform the job proficiently.

                    NOTIFICATION OF ADDRESS, TELEPHONE NUMBER
                               AND MARITAL STATUS

38. Employees will promptly notify the Company in writing of changes in address, phone, or marital status. When the Company notifies employee(s) the notice will be properly given by phone or sent certified mail to the last address of the employee on the Company's record.

                         POSTING AND BIDDING OF OPEN JOB

39. When the Company determines that there is a vacancy, the Company will post such vacant job for twenty-four (24) hours on the bulletin boards and seniority employees on the then active payroll of the Company may sign their names to any such job postings. The Company may temporarily fill a vacancy pending final selection of an applicant. The Company will render a decision within five (5) working days as to who, if any, among the eligible seniority employees who signed their names to such posting was selected to fill the vacancy. The five (5) working day period shall begin the first full day after the bid is removed from the bulletin boards.

40. The normal bidding procedure does not apply to skilled jobs, however, the Company will notify employees of vacancies and consideration shall be given to employees who may be qualified.

41. The senior bidder having the acceptable qualifications to perform the job shall be awarded the job bid. Testing will accurately reflect the qualifications necessary to perform the job.

42. The term "qualification" in this Agreement refers to a combination of skill, capability, physical suitability, applicable previous experience, education, dependability and work record. The terms "qualify" or "qualified" in this Agreement mean that the particular employee possesses the above items to the degree necessary to perform the job in question.

43. A seniority employee may bid for and be awarded up to 3 bids during a period of 12 consecutive months. If an employee bids off the awarded job within 60 days, the job will not be considered as having been held when considering layoff and recall. Employees are eligible to bid after 5 months of employment since last hired.

44. If an open job is posted and filled, then vacated within twenty (20) days from the effective date it was filled, such job need not be re-posted but may be filled on the basis of the original bid sheet posted as provided in paragraph 39.

                                    OVERTIME

45. Time and one half shall be paid for all work in excess of eight (8) hours per day and on Saturday. Double time will be paid for Sunday. Straight time shall be paid for the first eight (8) hours worked Monday through Friday (Sunday through Thursday for third shift). There shall be no pyramiding of premium pay.

46. A reasonable amount of overtime is expected. Personal reasons will be considered when assigning overtime.

         1. After three (3) consecutive Saturdays employees may decline the following Saturday.

         2. Sunday and holidays are voluntary.

         3. After three (3) consecutive weeks when the total overtime worked exceeds forty (40) hours, overtime during the fourth week may be declined. In case of emergencies, overtime will be expected. Once accepted, voluntary overtime will be considered as scheduled work.

47.      Overtime will be assigned as follows:

         1. First to employees currently holding the classification performing the work.

         2. Then to employees with the most seniority currently holding the classification able to perform the work.


         3. Then to employees who last performed the work who don't currently hold the classification.

         If possible, employees will be notified by mid-shift of the day overtime is to be worked and if possible, employees will be notified twenty-four (24) hours in advance for Saturday, Sunday, or a holiday except in case of emergency.

                                LEAVES OF ABSENCE

48. All requests for leaves of absence must be in writing stating the start and ending dates and the reason. The reason need not be given for sick leave. The Union will be notified of any leave and employees on leave will maintain and accrue seniority. Except for compelling circumstances, the employee will give at least five (5) working days prior notice to the day on which the leave of absence would become effective if granted by the Company. The Company also requires a five
         (5) working day notice prior to an employee returning early from their leave.

49. An employee who works for another employer during a leave of absence or who fails to return to work without notifying the Company by the end of their 2nd scheduled shift after the expiration of their leave will be terminated.

50.      Upon return from leave of absence, the employee shall first:

         1. Return to the job classification which such employee held at the time the leave began provided the employee's seniority is greater than the least senior employee in such classification and provided the employee is qualified to perform the work available in such job,

         2. If such job is not available, the employee may exercise his rights under the layoff provisions of this Agreement.

51. The Company shall have the right to temporarily fill any job left vacant due to granting an employee a leave of absence, except that, should such period exceed sixty (60) working days such job will be considered an open job and will be filled in accordance with the provisions of this Agreement.

                                 PERSONAL LEAVE

52. Personal leaves without pay may be granted. An employee who has experienced a death or catastrophic illness in their immediate family may be granted a Personal Leave without pay prior to expending their vacation or personal day. In all other situations, the employee will first be required to use their personal day and all but five (5) of their remaining vacation days before a personal leave without pay will be granted.

                                   SICK LEAVE

53. Sick leaves will take effect when an employee is absent three (3) consecutive working days beginning with the first day the employee sought medical treatment and will be retroactive to that day. Employees must provide proper medical documentation before the leave will be granted.

54. Sick leaves may be extended as necessary for up to employee's length of service but not to exceed the greater of fifteen (15) months during a three (3) year period or twelve (12) weeks in a one (1) year period. Exception may be made in rare and unusual cases. For all sick leaves, a physician statement is required and the Company may have the employee




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

         examined by a physician of its own choosing. A physician statement releasing the employee to return to work is also required.

                               OCCUPATIONAL LEAVE

55. An employee who incurs an injury or illness arising out of the course of employment shall be granted a leave without pay up to one (1) year.

                                   UNION LEAVE

56. Union leave of absence will be granted without pay for a maximum of four (4) employees for up to seven (7) working days and for one (1) employee who is appointed to a full time position with the International or District for a maximum of two (2) years which may be extended.

                              TRANSFER OF EMPLOYEES

57. The Company may temporarily transfer employees for a period of time normally not to exceed ten (10) consecutive working days. In the event further temporary assignment is necessary, the supervisor will notify the District Steward and the Chief Steward of the reason and the approximate duration of the temporary work assignment.

58. An employee who is temporarily transferred shall receive the rate of pay of the job to which he is transferred or his regular rate of pay whichever is higher.

                                  REPORT IN PAY

59. Employees who report to work or who are called back to work after their regular shift, will be permitted to work four (4) hours, or, if work is not available they shall receive at least four (4) hours of pay at the applicable rate unless they volunteer to leave without pay. Except in the case of labor disputes, acts of God, or other causes beyond the control of the Company like, but not limited to, power and machinery breakdowns, faulty material, fire, and flood.

                         SANITATION, HEALTH, AND SAFETY

60. The Company and the Union recognize the importance of, and are committed to maintaining a safe, clean working environment, for the benefit of all employees. The Company and the Union further agree to cooperate in achieving continued improvement in the effectiveness of the present safety program, and to the continued encouragement of individual employee safety awareness through individual involvement.

                                    MILITARY

61. Employees entering the military shall be placed on leave, and shall be given all rights provided by applicable law at the time they return. Employees who take a Military leave of more than one year shall return to work as a new employee for purposes of their absenteeism percentage only.

                          EQUAL EMPLOYMENT OPPORTUNITY

62. The Company and Union agree that they will not discriminate because of race, religion, creed, national origin, sex, disability, or age.

                             BREAK AND LUNCH PERIODS

63. Employees working a regular shift will receive two (2) paid twelve (12) minute breaks and an unpaid thirty (30) minute meal break. Employees working a straight 8 will receive two paid nine (9) minute breaks and a paid fifteen (15) minute meal break. An additional paid ten minute break will be given between shifts when two (2) hours overtime is worked. When one (1) hour overtime is worked before the regular shift, an additional paid five (5) minutes will be added to the first break. When one (1) hour overtime is worked after the regular shift, an additional five (5) minutes will be added to the second break. Employees working a seven (7) hour shift on Saturday will receive two paid fifteen (15) minute breaks and no meal break.

64. An additional five (5) minutes for discomfort will be added to the second break on the first shift and to the first break on the second shift when the heat index is at or above 80. In no event will a break exceed seventeen (17) minutes (ie, in no event will both the 5 minutes for one (1) hour overtime after the first shift or 5 minutes for one
         (1) hour overtime before the second shift, and the 5 minutes for discomfort be given). An additional five (5) minutes for discomfort will be added to the ten (10) minute break between shifts when two (2) hours overtime is worked after the first shift or before the second shift and the heat index is at or above 80.

                     OCCUPATIONAL INJURY, ILLNESS OR ALLERGY

65. Accidents and/or injuries should be reported immediately. An employee who sustains an injury, illness, or allergic reaction out of their course of employment will be paid as follows:

         1.  Any time lost on date of injury

         2. Any time lost for follow up treatments. Treatments will be scheduled off work hours when possible, after consulting the employee. Any treatments off work hours will be scheduled to avoid other responsibilities of the employee.

         The Company will provide transportation on the day of injury, and for follow up visits if the employee has no other available transportation.

                         DISABILITY OPERATION ASSIGNMENT

66. If a seniority employee is unable to perform his current operation due to a physical or mental disability or due to a disabling allergy, as supported by a Doctor's (M.D.) statement, the Company will make every effort to assign the employee to an existing operation in his then job classification, or to an open job in the plant, provided that such disabled employee is qualified to perform with such major physical disability or disabling allergy, whichever applies, the job to which being permanently reassigned, without training and merely upon receiving instructions. The employee shall receive the rate of pay for the open job to which they are assigned. An open job created by such reassignment will be posted for bidding. If the employee cannot be assigned to an existing operation in his then job classification, or if there are no open jobs he is qualified to perform, the employee will be given the option to displace the least senior employee working in the plant in a Class 1 job that he is qualified to perform without training and merely upon receiving instructions. The displaced employee will be given his options.

                            DEATH IN IMMEDIATE FAMILY

67. Senior employees will be permitted five (5) work days at straight time pay for 8 hours per day for the death of a current spouse or child. Senior employees will be permitted a maximum of four (4) consecutive work days at straight time pay for up to 8 hours per day from date of death to the day after the funeral date of the employee's father and mother. Senior employees will be permitted a maximum of four (4) consecutive work days at straight time pay for up to 8 hours per day from date of death to the funeral date of the employee's brother, sister, current step parents or current step children. A senior employee will be paid up to a maximum of eight (8) hours straight time pay if employee needs to be off on the day of the funeral for their grandparent, grandchild, current mother-in-law, current father-in-law, step brother or step sister.

                                    JURY DUTY

68. Seniority employees who are summoned for jury duty shall be paid the difference between the amount received as a juror and the pay which they would have earned up to eight (8) hours straight time base rate if they were scheduled to work. When an employee is released from jury service, the employee shall immediately report to the Company for work assignment if there are four (4) or more hours left on the employee's normal scheduled work shift. If a second or third shift employee spends four (4) hours or more on jury duty, he shall be excused from work for that day. The employee must notify the Company prior to his work shift. Proper documentation reflecting date and time employee was in jury duty and the amount paid or to be paid by the court is required.

                                  SHIFT PREMIUM

69. A shift premium of fifteen cents (15 cents) per hour will be paid to all second shift employees.

70. A shift premium of twenty cents (20 cents) per hour will be paid to all third shift employees.

                                SHIFT ASSIGNMENT

71. Seniority employees may exercise shift preference within their classification. The employee may exercise this preference a maximum of four times a calendar year (not including layoff and recall).

                                    VACATION

72. Seniority employees will be entitled to vacations on the following schedule.

         Years of Employment                         Amount of Vacation
              1 year                                 1 week
              3 years                                2 weeks
              8 years                                3 weeks
             12 years                                4 weeks
             20 years                                5 weeks

         Hours lost for worker's compensation will be included in determining vacation benefits.

73. The policy of the Company with respect to vacations in effect prior to the effective date of this Agreement shall remain in effect during the term of this Agreement, except as provided in paragraph 72 above.

                            ATTENDANCE & PERSONAL DAY

74. The goal is that all employees be at work on all scheduled workdays. There is a no-fault attendance policy. Specifics of the policy as negotiated by the Company and the Union is contained in a separate document, entitled Escalade Sports Attendance Program.

         Seniority employees on the active payroll of the Company with at least six (6) months seniority shall receive eight (8) hours pay at the regular straight-time hourly base rate for one (1) personal day not worked each calendar year to be taken with at least thirty (30) minutes prior notice to the start of the shift (employees are encouraged to give as much notice as possible).

                                    HOLIDAYS

75. Seniority employees on the active payroll of the Company shall receive eight (8) hours pay at the regular straight-time hourly base rate for each of the holidays not worked as follows:

                  New Year's Eve               Labor Day
                  New Year's Day               Thanksgiving
                  Washington's Birthday        Day after Thanksgiving
                  Good Friday                  Christmas Eve
                  Memorial Day                 Christmas Day
                  Fourth of July

         provided that the employee has worked the last scheduled work day immediately preceding the holiday, and the first scheduled work day immediately following the holiday, unless the employee has a reasonable excuse; except that in the case of Christmas Eve, Christmas Day, New Year's Eve and New year's Day, seniority employees will receive holiday pay provided the employee has accumulated thirteen hundred (1300) working hours during the calendar year.

76. Time worked on any of the above-named holidays shall be paid for at the rate of time and one-half in addition to holiday pay (resulting in payment of double time and one-half), provided the employee has worked all the regularly scheduled hours in the work week in which the holiday falls, unless excused.

77. If a holiday falls on a Saturday, it will be observed on Friday. If a holiday falls on Sunday, it will be observed on Monday.

         WELFARE BENEFITS

78. The Company will provide the same sickness and injury benefits as previously provided, except that the weekly benefit amount will increase from $150 to $160 effective May 1, 2000.

79. The Company will provide long-term non-occupational disability insurance coverage with a one year waiting period to employees with 5 or more years of seniority. The monthly benefit will be $600, payable to age 65 and integrated with any social security benefits, except that in no event will the monthly benefit be reduced to less than $100.

80. Employees and their dependents, where applicable, will receive the same health and medical benefits as received under the prior contract except for the changes, effective May 1, 2000, detailed in the letter of understanding dated May 1, 2000. The Company can change carriers or self insure any and all programs.

         The base weekly employee premium for health and medical benefits will be as follows:

                                    5/1/00           4/30/01           4/29/02
                  Single            41.00            45.74             50.53
                  Family            92.00            102.40            113.04

         Each employee will receive discounts toward his health and medical benefits premium for participation by the employee and his/her spouse, where applicable, in the Escalade Sports Health Promotion and Disease Prevention Program (HPDPP). The Company has provided a copy of the HPDPP to the Union. The four components of the HPDPP are tobacco free lifestyle, weight control, blood pressure control, and cholesterol control.

         The employee will receive a eight dollar and fifty cent ($8.50) discount in year 1 of the contract for each component of the HPDPP that the employee or his/her spouse participates in. The discount will increase to $9.50 per component in year 2 and $10.50 per component in year 3. The weekly premiums net of the HPDPP participation discounts are shown in the May 1, 2000 letter of understanding.

         An employee with family coverage that does not include their spouse will automatically receive premium discounts as if their spouse participated in all four components of the HPDPP.

         The weekly premium net of discounts for participation in the HPDPP may be deducted, as requested by the employee, on a after tax basis or using pretax dollars through the Escalade Sports Benefits Redirection Program.

81. Employees will be provided $20,000 life insurance benefits and a total of $40,000 accidental death benefits (life and AD&D combined). Effective 5/1/93.

                                   RETIREMENT

82. The Company will increase its contribution, for the purpose of providing certain retirement benefits as provided in Exhibit D of the letter of understanding between the Company and the Union dated April 8, 1981, thirty cents ($.30) per hour, for each hour worked by seniority employees as a group, on May 1, 2000 and to thirty-one cents ($.31) per hour, for each hour worked by seniority employees as a group, on April 29, 2002.

         The Company and Union recognize that Exhibits B and C of the letter of understanding are no longer applicable.

                                  RATES OF PAY

83. The Company and the Union agree that the Job Classifications and applicable standard wage rates listed on Exhibit A will be in effect during the length of the contract. Exhibit A reflects the following wage increases:

              Date                                Wage Increase
         May 1, 2000                                 $0.50
         April 30, 2001                              $0.35
         April 29, 2002                              $0.35

84. New seniority employees hired into Class 1 through 4 will receive a wage rate no more than one dollar and seventy-five cents ($1.75) below the standard rate of the job classification to which hired. The rate for probationary employees hired through temporary agencies will be no more than two dollars and fifty cents ($2.50) below the standard rate for the first 90 days.

85. At the week closest to the beginning of each calendar quarter, all seniority employees not at the standard rate for their classification will receive a $0.25 increase (or up to the standard rate, if less) provided they have worked 390 hours since their last such increase.

86. When a seniority employee is promoted to a job classification other than a skilled job classification such employee will receive the greater of $0.10 per hour increase or one dollar and seventy-five cents ($1.75) below the top of the rate.

87. In cases of recall and transfer, where the employee is being recalled or transferred to a job with a higher standard rate of pay, as provided in various provisions of this Agreement, the rate of pay will be established in the same manner as provided in the promotional provisions directly above.

88. In other cases of recall displacement, transfer, lateral or down job bid, the employee shall receive the standard rate of pay for the job to which they are being moved. Exceptions are as follows: If an employee is not currently at the top of the rate, they should remain at the same pay rate relationship on the job to which they are being moved, unless such move is into a previously held and successfully performed classification.

                         SAVINGS AND SEPARABILITY CLAUSE

89. In the event any portion of this Agreement should be declared invalid by a court of competent jurisdiction, the parties shall enter into bargaining for the portion affected and all other provisions of this Agreement shall remain in effect.

                             TERMINATION AND RENEWAL

90. This Agreement shall be in effect from 12:00 A.M. 5/1/00 till 11:59 P.M. 4/27/03. It shall continue in effect from year to year thereafter unless, by written notice not less than 60 days prior to its expiration, a party gives notice of its termination. If possible, contract negotiations shall begin not later than ten (10) days from the date of written notice.

91. In witness whereof, the Company and the Union has caused this Agreement to be executed this 1st day of May 2000.

         INTERNATIONAL UNION OF               INDIAN INDUSTRIES, INC.
         ELECTRONIC, ELECTRICAL,
         SALARIED, MACHINE AND
         FURNITURE WORKERS, AFL-CIO

         /s/ Mike Allen                       /s/ Daniel A. Messmer
         -------------------------------      ---------------------------------
         Mike Allen                           Daniel A. Messmer
         President                            President


         /s/ Donna Sims                       /s/ Danny R. Franklin
         -------------------------------      ---------------------------------
         Donna Sims                           Danny R. Franklin
         Vice President                       Vice President, Operations
         Recording Secretary

         /s/ Jeff Ragland                     /s/ Douglas P. Joest
         -------------------------------      ---------------------------------
         Jeff Ragland                         Douglas P. Joest
         Chief Steward                        V.P. of Administration
                                              And Accounting

         /s/ Cliff Payton                     /s/ Robyn Taylor
         -------------------------------      ---------------------------------
         Cliff Payton                         Robyn Taylor
         Member, Negotiating Committee        Director of Employment Services

         /s/ Shelba Smith
         -------------------------------
         Shelba Smith
         Member, Negotiating Committee

         /s/ Gary Gardner
         -------------------------------
         Gary Gardner
         Representative, IUE-AFL-CIO




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